News Release
For more information contact:
Dennis J. Zember Jr.
Executive Vice President & CFO
(229) 890-1111

AMERIS BANCORP ANNOUNCES ACQUISITION OF UNITED SECURITY BANK

November 6, 2009

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia, announced today that its wholly-owned subsidiary, Ameris Bank, has entered into a definitive agreement with the Federal Deposit Insurance Corporate (“FDIC”) to assume all of the deposits and acquire certain assets of United Security Bank, a full service bank headquartered in Sparta, Georgia, with an additional banking office in Woodstock, Georgia. The Georgia Department of Banking and Finance today declared United Security Bank closed and appointed the FDIC as receiver.

As a branch of Ameris Bank, the Sparta office will be open and serving customers on Saturday, November 7, 2009, from 9:00 a.m. until noon.  Both the Woodstock and Sparta offices will be open on Monday, November 9, 2009, during the bank’s normal business hours. United Security Bank depositors will automatically become depositors of Ameris Bank, and deposits will continue to be insured by the FDIC. With this acquisition, Ameris Bank will now operate 53 locations in Georgia, Florida, Alabama and South Carolina.

Edwin W. Hortman, Jr., President & CEO of Ameris Bank commented, “With excitement we welcome United Security Bank’s customers and employees to Ameris Bank. Customers can be assured that their deposits remain safe and are readily accessible. Since 1971, Ameris Bank has supported the financial needs of local communities, and we are excited to continue this tradition through loss-sharing arrangements with the FDIC.”

As a result of this acquisition, Ameris Bank will be acquiring the assets and deposits of United Security Bank at a discount of $32,615,000.  Ameris Bank will assume approximately $150 million in total deposits, and acquire $111 million in total loans and $12 million in other real estate (ORE). The loans being purchased are covered by a loss-share agreement which affords Ameris Bank significant loss protection for the next five years.

Ameris Bancorp is headquartered in Moultrie, Georgia, and has 53 locations in Georgia, Alabama, northern Florida and South Carolina.  For additional information about Ameris Bank, please visit our web site at www.amerisbank.com.

 Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.